Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-215979) of MyDx, Inc. of our report dated April 27, 2016, relating to the consolidated financial statements of MyDx, Inc. as of December 31, 2015 and for the year then ended, which appears in this Form 10-K/A.

/s/ BPM LLP

San Jose, California

April 25, 2017